Exhibit 99.1

ATC Contact: Adam Smith
Senior Vice President, Investor Relations and FP&A
Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES ELECTION OF RAJESH KALATHUR TO BOARD OF DIRECTORS

Boston, Massachusetts – February 5, 2025 – American Tower Corporation (NYSE: AMT) announced that its Board of Directors (the “Board”) has elected Rajesh (“Raj”) Kalathur as a director.

Mr. Kalathur is President of John Deere Financial, a leading financial services provider for dealers and customers of John Deere equipment, and Chief Information Officer of Deere & Company, a global leader in the production of agricultural, construction, and forestry equipment and solutions. As CIO, Mr. Kalathur oversees Deere & Company’s information technology function, and recently led the implementation of the IT agile operating model and digital transformation leveraging AI and automation technologies. Mr. Kalathur has more than 27 years of experience across finance, information technology, operations, and sales and marketing functions, including previously serving as Chief Financial Officer of Deere & Company.

“We are very excited to have Raj join our Board of Directors,” said Steve Vondran, President and Chief Executive Officer of American Tower. “Raj has extensive global financial, technical and operating experience, demonstrated leadership in transformation and is a strong fit with our Core Principles. We believe Raj will add critical perspective as we continue to optimize and grow our dynamic global business, enhance our market leadership and generate compelling value for our shareholders.”

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of over 148,000 communications sites and a highly interconnected footprint of U.S. data center facilities. For more information about American Tower, please visit the “Earnings Materials” and “Investor Presentations” sections of our investor relations hub at www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Actual results may differ materially from those indicated in the Company’s forward-looking statements as a result of various factors, including those factors set forth under the caption “Risk Factors” in Item 1A of its most recent annual report on Form 10-K, and other risks described in documents the Company subsequently files from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

###